NEWS RELEASE

800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:
Fred Solomon	Max Kuniansky
Manager, Corporate Communications	Executive Director, Investor Relations
Phone: (724) 838-6650	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: fsolomo@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy’s Largest Union Ratifies Five-Year Contract

GREENSBURG, Pa., March 6, 2006 – Allegheny Energy, Inc. (NYSE: AYE) today announced that members of its largest labor union, the Utility Workers Union of America System Local 102, have overwhelmingly ratified a long-term labor contract.

“This fair and balanced agreement offers five years of stability for our workforce. It will help us achieve operational efficiencies and provides greater focus on meeting the needs of our customers,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy.

“I am very proud of Local 102’s officers and members, whose support and hard work made this early agreement possible. Getting this contract completed early benefits our membership, the company and the public we serve,” added William J. Sterner, System President, UWUA System Local 102.

The new contract expires May 1, 2011. It covers approximately 1,180 employees, including line workers, substation electricians, meter readers, power station workers, warehouse workers and support staff members at Allegheny Power and Allegheny Energy Supply in four states. The old contract was set to expire May 1, 2006.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.

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